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                                                                       EXHIBIT 8

October 23, 1997


BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101

        Re: Registration Statement on Form S-4 (the "Registration Statement") with respect to shares to be issued pursuant to the Agreement and Plan of Reorganization, dated as of May 6, 1997 (the "Reorganization Agreement"), by and among Virginia First Financial Corporation, a Virginia corporation ("Virginia First"), BB&T Corporation, a North Carolina corporation ("BB&T"), and BB&T Financial Corporation of Virginia, a Virginia corporation and wholly owned subsidiary of BB&T ("BB&T Financial-VA")

Ladies and Gentlemen:

        We have acted as counsel to BB&T in connection with the registration of 2,100,000 shares of its Common Stock, par value $5.00 per share (the "BB&T Common Stock"), issuable pursuant to the Reorganization Agreement, as set forth in the Registration Statement that is being filed on the date hereof by BB&T with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

        In the Merger, Virginia First will merge into BB&T Financial-VA pursuant to Virginia law, and each outstanding share of Virginia First Common Stock (the only class outstanding) is to be converted into a number of shares of BB&T Common Stock and an amount of cash determined under a formula in the Reorganization Agreement. Also, cash will be paid in lieu of issuance of fractional shares. Virginia First shareholders are not entitled by state law to dissent from the Merger.

        In giving this opinion we have reviewed, and with your permission we have relied upon the representations and warranties contained in or the facts described in, the Reorganization Agreement, the Registration Statement, and certificates dated October 22, 1997 in which officers of Virginia First and officers of BB&T make certain representations on behalf of Virginia First and BB&T regarding the Merger (the "Tax Certificates"). We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.

        In giving this opinion we have with your permission assumed that the statements in the Tax Certificates are correct as of the date of this opinion, and any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Reorganization Agreement, (b) Virginia First's only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")) is the Virginia First Common Stock, and (c) the Rights attached to the shares of BB&T Common Stock issued in the Merger will not be exchanged by BB&T for any part of the value of the Virginia First Common Stock, and such Rights will have no ascertainable fair market value at the Effective Time.

        Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Reorganization Agreement, for federal income tax purposes:

                (1) The Merger will constitute a "reorganization" within the meaning of Section 368 of the Code.

                (2) No gain or loss will be recognized by Virginia First or BB&T Financial-VA by reason of the Merger.

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                 (3)  No gain or loss will be recognized by the shareholders of
                      Virginia First upon the receipt of BB&T Common Stock (including any fractional share interest to which they may be entitled) solely in exchange for their shares of Virginia First Common Stock.

                 (4) A shareholder of Virginia First who receives cash in lieu of a fractional share of BB&T Common Stock will recognize gain or loss as if the fractional share has been received and then redeemed for cash equal to the amount paid by BB&T in respect of such fractional share, subject to the provisions and limitations of Section 302 of the Code.

                 (5) The gain, if any, realized by Virginia First shareholders who receive BB&T Common Stock (including a fractional share) and cash in exchange for their Virginia First Common Stock will be recognized by each such shareholder, but in an amount not in excess of the amount of cash received (not including cash in lieu of a fractional share), and if the exchange has the effect of the distribution of a dividend (determined with the application of Section 318(a) of the Code), then the amount of the gain recognized that is not in excess of each such shareholder's taxable share of the undistributed earnings and profits shall be treated as a dividend (the determination of whether the exchange has the effect of a distribution of a dividend will be made on a shareholder-by-shareholder basis in accordance with the principles set forth by the Supreme Court in its 1989 decision in the case of Commissioner v. Clark; it is unlikely that shareholders will be required to treat the cash as a dividend, but shareholders should consult their tax advisors as to the correct treatment, based on their individual circumstances).

                 (6) No loss shall be recognized by a Virginia First shareholder on the exchange.

                 (7) The tax basis in the BB&T Common Stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the Virginia First Common Stock surrendered in exchange therefor, less the cash (other than cash in lieu of a fractional share) received, plus the gain (other than gain on the deemed disposition of a fractional share) or dividend recognized.

                 (8) The holding period for BB&T Common Stock received in exchange for shares of Virginia First Common Stock will include the period during which the shareholder held the shares of Virginia First Common Stock surrendered in the exchange, provided that the Virginia First Common Stock was held as a capital asset at the Effective Time.

     We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated with respect to shares of Virginia First Common Stock do not apply to any stock rights, warrants or options to acquire Virginia First Common Stock. The opinions stated as to Virginia First shareholders are general in nature and do not necessarily apply to any particular Virginia First shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnership or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired Virginia First Common Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle" or "conversion transaction."

     This opinion represents our best legal judgement, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.
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     We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY--The Merger--Certain Federal Income Tax Consequences," "THE MERGER--The Reorganization Agreement--Conditions to the Merger," "THE MERGER--Certain Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,

                                WOMBLE CARLYLE SANDRIDGE & RICE
                                A Professional Limited Liability Company


                                By:  /s/ Jasper L. Cummings, Jr.
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                                         Jasper L. Cummings, Jr.